Exhibit 99.1

Magnolia Solar Issues Letter to Shareholders

Company Completes Several Milestones in 2011 Demonstrating Ultra-High Efficiency Thin-Film Solar Technology

WOBURN, MA and ALBANY, NY – January 12, 2012 - Magnolia Solar Corporation (OTC.BB: MGLT.OB - News) ("Magnolia Solar") announces that it has issued a letter to shareholders reviewing milestones that the company achieved during 2011.  Magnolia Solar demonstrated several breakthroughs during the year, including a range of advances superior to traditional solar cell technology.  The highlights of these achievements are listed below, and the shareholder letter can be read in its entirety at www.magnoliasolar.com.

2011 Achievements Highlighted in the Shareholder Letter are:
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The demonstration, via a New York State Energy Research and Development Authority (NYSERDA)-funded program, of the prevention of energy loss when sunlight falling on the solar cell is reflected off the top surface. Magnolia’s patented nanostructured antireflection coating can eliminate almost all reflection losses, which helps to improve the cell’s efficiency and power output throughout the day.

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The demonstration of a waveguide approach to scatter light inside the solar cell. This technique helps increase the current produced by thin-film cells.  These cells have very short light-travel paths.  By scattering the light inside the cell, Magnolia’s technology enables the majority of the photons to be absorbed, which leads to greater current.

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Completion of a NASA-funded program to design and prototype thin, flexible, single-junction solar cells that match the peak efficiencies of existing multi-junction solar cells.  This solar cell technology provides the path to ultra-high efficiency cells under a wide range of atmospheric conditions.  The cost of these cells is expected to decrease substantially due to their single-junction structure, since multi-junction solar cells are expensive to produce.

•
Completion of two U.S. Air Force Phase I contracts that demonstrated the feasibility of solar cells on flexible surfaces, and a novel solar cell device enabling photovoltaic devices that can reach new levels of performance for power output.

Dr. Ashok Sood, CEO of Magnolia Solar, commented in the letter: “These demonstrations are important milestones toward developing our ultra-high efficiency, thin-film solar cell technology. We have filed approximately a dozen patent applications to protect the designs and production techniques for these solar cells as intellectual property. We also completed the appointment of a technical advisory board consisting of world-renowned technical experts in the field.”

Dr. Sood continued:  “The technologies we have demonstrated have the potential to allow us to achieve high-efficiency solar cells that meet or exceed the efficiency of conventional silicon-based solar cells at the costs associated with a thin-film manufacturer. We believe that we have the potential to achieve one of the lowest cost/watt profiles in the solar photovoltaic industry.  As we build on our patent portfolio, we expect to seek to establish joint ventures with larger players in the solar industry and license our technology to industry partners in an effort to enhance their solar cell efficiency while we continue to develop additional new solar cell technologies.”

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs. Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia's exclusive material structures with advanced optical coatings. Magnolia's patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt. Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact:
For more information contact:
The Investor Relations Group
11 Stone St. 3rd Floor
New York, NY
212-825-3210
IR: Adam Holdsworth
PR: Enrique Briz
Email Contact: aholdsworth@investorrelationsgroup.com